Ex. 99.28(d)(28)(xx)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Invesco Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved Wellington Management Company LLP to replace the Sub-Advisor as the investment sub-adviser for the JNL/Invesco Global Real Estate Fund, effective April 26, 2021, thereby terminating the Agreement with respect to the JNL/Invesco Global Real Estate Fund, effective April 26, 2021.

Whereas, the Parties have agreed to amend the Agreement to remove the JNL/Invesco Global Real Estate Fund and its fees, effective April 26, 2021.

Whereas, the Parties have agreed to amend the following section of the Agreement, effective April 26, 2021:

Section 16. Notice.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section 16. “Notice.” shall be deleted and replaced, in its entirety, with the following:

16.	Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

1

To the Sub-Adviser:	Invesco Advisers, Inc.
Attention: General Counsel
11 Greenway Plaza, Suite 1000
Houston, Texas 77046
Email address: tpsarequests@invesco.com

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 26, 2021, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 26, 2021, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 26, 2021.

Jackson National Asset Management, LLC		Invesco Advisers, Inc.

By:	/s/ Emily J. Benntt	By:	/s/ Nicole Filingeri
Name:	Emily J. Bennett	Name:	Nicole Filingeri
Title:	AVP and Associate General Counsel	Title:	Vice President

2

Schedule A

Dated April 26, 2021

Funds
JNL/Invesco Diversified Dividend Fund
JNL/Invesco Global Growth Fund
JNL/Invesco International Growth Fund
JNL/Invesco Small Cap Growth Fund

A-1

Schedule B

Dated April 26, 2021

(Compensation)

JNL/Invesco Diversified Dividend Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $500 million	0.350%
$500 million to $1 billion	0.300%
$1 billion to $1.5 billion	0.285%
Amounts over $1.5 billion	0.250%

JNL/Invesco Global Growth Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $1 billion	0.30%*
Amounts over $1 billion	0.23%

* When net assets exceed $1 billion, the annual rate will be 0.23%.

JNL/Invesco International Growth Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $250 million	0.400%
$250 million to $750 million	0.350%
$750 million to $1 billion	0.300%
$1 billion to $2 billion	0.275%
Amounts over $2 billion	0.250%

JNL/Invesco Small Cap Growth Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $1 billion	0.500%
Amounts over $ 1 billion	0.450%

(1)	For the purpose of calculating the sub-advisory fee for the JNL/Invesco Diversified Dividend Fund, the JNL/Invesco Global Growth Fund, the JNL/Invesco International Growth Fund, and the JNL/Invesco Small Cap Growth Fund, the following fee discount will be applied to total sub-advisory fees based on the average daily aggregate net assets of the Funds: 2.5% fee reduction for assets between $0 and $2.5 billion, 3.0% fee reduction for assets between $2.5 billion and $5 billion, 5% fee reduction for assets between $5 billion and $7.5 billion, 7.5% fee reduction for assets between $7.5 billion and $10 billion, a 10% fee reduction for assets over $10 billion.

B-1